Exhibit 99.1

New Residential Investment Corp. Appoints Patrice M. Le Melle to Board of Directors

•	Addition of Patrice M. Le Melle to the Board of Directors adds further depth to the Board’s government, corporate governance, and data & privacy experience
•	Ms. Le Melle will be a member of the Board’s Nominating and Corporate Governance Committee

NEW YORK – (BUSINESS WIRE) – New Residential Investment Corp. (NYSE: NRZ, “New Residential” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has elected Patrice M. Le Melle, Associate General Counsel at Columbia University, as an independent member of the Board, effective as of November 8, 2021. With the addition of Ms. Le Melle, New Residential’s Board will consist of eight members.

 “We are extremely excited to welcome Patrice to our Board of Directors during an important time in New Residential’s continued evolution,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of New Residential. “Patrice’s deep experience with large institutions, including shepherding them through changes in data & privacy, as well as extensive knowledge in government and corporate governance, will be valuable assets to our Board. The addition of Patrice to our Board complements our directors’ skills and experiences and we look forward to working with Patrice as we execute on our strategy, drive growth across our businesses and enhance value for all of our stakeholders.”

Background on Patrice M. Le Melle

Ms. Le Melle is currently Associate General Counsel at Columbia University. Ms. Le Melle joined Columbia University in this role in 2008, practicing in the areas of government, general contracts, privacy and data security, sponsored research, and real estate. Previously, she served as an Administrative Law Judge for the New York Department of State and as Deputy Secretary of State and Counsel to the Secretary of the State of New York. In these roles, Ms. Le Melle was crucial to providing management and legal advice and services to the Department of State operations. Ms. Le Melle began her career as an Associate in the corporate group at the law firm Richards O’Neil followed by a position as First Deputy General Counsel of the Off-Track Betting Corporation.

ABOUT NEW RESIDENTIAL

New Residential is a leading provider of capital and services to the mortgage and financial services industry. The Company’s mission is to generate attractive risk-adjusted returns in all interest rate environments through a complementary portfolio of investments and operating businesses. Since inception in 2013, New Residential has delivered over $3.8 billion in dividends to shareholders. New Residential’s investment portfolio is composed of mortgage servicing related assets (full and excess MSRs and servicer advances), residential securities (and associated called rights) and loans (including single family rental), and consumer loans. New Residential’s investments in operating entities include leading origination and servicing platforms through wholly-owned subsidiaries, Newrez LLC and Caliber Home Loans Inc., as well as investments in affiliated businesses that provide mortgage related services. New Residential is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm, and headquartered in New York City.

Investor Relations
Kaitlyn Mauritz
Head of Investor Relations
212-479-3150
IR@NewResi.com